Exhibit 10.4

Execution Copy

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into effective July 1, 2013 (the “Effective Date”), by and among Reis, Inc., a Maryland corporation (“Reis”), Reis Services, LLC, a Maryland limited liability company and a wholly-owned subsidiary of Reis (“LLC”; and, Reis and LLC, collectively, the “Employers”), and Jonathan Garfield (the “Indemnitee”).

WHEREAS, Indemnitee currently serves as a director and the Executive Vice President (“EVP”) of Reis and as the EVP of LLC and may, therefore, be subjected to claims, suits or proceedings arising as a result of his service;

WHEREAS, as an inducement to Indemnitee to continue to serve in such capacities, Employers have agreed to indemnify and to advance expenses and costs incurred by Indemnitee in connection with any such claims, suits or proceedings, to the maximum extent permitted by law; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification and advance of expenses;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Employers and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Affiliates” means, with respect to a specified Person, another Person that directly, or indirectly through one or more Persons, Controls or is Controlled by or is under common Control with the Person specified.

(b) “Board of Directors” means the board of directors of Reis.

(c) “Change of Control” has the meaning set forth in the Employment Agreement.

(d) “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

(e) “Corporate Status” means the status of a person who is or was a director, manager, officer, employee or agent of either Employer or a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any Affiliate of either Employer or any other Person at the request of either Employer, including without limitation the status of a person who is or was a director and/or the EVP of Reis or the EVP of LLC. As a clarification and without limiting the circumstances in which Indemnitee may be serving at the request of either Employer, service by Indemnitee shall be deemed to be at the request of an Employer: (i) if Indemnitee serves or served as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any Person (1) of which a majority of the voting power or equity interest is owned directly or indirectly by either Employer or (2) the management of which is

Controlled directly or indirectly by either Employer or (ii) if, as a result of Indemnitee’s service to either Employer or any of its Affiliates, Indemnitee is subject to duties by, or required to perform services for, an employee benefit plan or its participants or beneficiaries, including as a deemed fiduciary thereof.

(f) “Disinterested Director” means a director of Reis who is not and was not a party to the Proceeding in respect of which indemnification and/or advancement of Expenses is sought by Indemnitee.

(g) “Effective Date” has the meaning assigned to it in the first paragraph of this Agreement.

(h) “Employment Agreement” means the Employment Agreement, effective as of July 1, 2013, among the Employers and Indemnitee.

(i) “Exchange Act” has the meaning ascribed to such term in Section 7(d).

(j) “Expenses” shall include all out-of-pocket attorneys’ fees and costs, retainers, court, arbitration and mediation costs, transcript costs, fees of experts, witness fees, bonds, costs of collecting and producing documents, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement, ERISA excise taxes and penalties and all other disbursements or expenses incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in or otherwise participating in a Proceeding. Expenses shall also include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for and other costs relating to any bond or its equivalent.

(k) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither is, nor in the past five (5) years has been, retained to represent: (i) the Employers, Affiliates of the Employers, or Indemnitee in any matter material to any such party, or (ii) any other party to or participant or witness in the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Employers or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(l) “MGCL” has the meaning ascribed to such term in Section 3.

(m) “Person” means an individual, corporation, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, association, joint stock company, governmental authority, unincorporated organization, or other legal entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require.

(n) “Proceeding” includes any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing,

claim, demand, discovery request or any other proceeding, whether brought by or in the right of the Employers or otherwise and whether of a civil (including intentional and unintentional tort claims), criminal, administrative or investigative (formal or informal) nature (including on appeal). If Indemnitee reasonably believes that a given situation may lead to or culminate in the institution of a Proceeding, such situation shall also be considered a Proceeding.

(o) “Sarbanes-Oxley Act” has the meaning ascribed to such term in Section 7(d).

(p) “Section 409A” has the meaning ascribed to such term in Section 7(e).

(q) “Section 4999” has the meaning ascribed to such term in Section 7(e).

Section 2. Services by Indemnitee. This Agreement shall not impose any independent obligation on Indemnitee or the Employers to continue Indemnitee’s service to the Employers or any of their Affiliates. Indemnitee shall be entitled to resign or otherwise terminate such service with immediate effect at any time, and neither such resignation or termination nor the length of such service shall affect the Indemnitee’s rights under this Agreement. This Agreement shall not be deemed an employment contract, supersede any employment agreement to which Indemnitee is a party or create any right of Indemnitee to continued employment or appointment.

Section 3. Indemnification - General. The Employers shall indemnify, and advance Expenses to, Indemnitee (a) as provided in this Agreement and (b) otherwise to the maximum extent permitted by Maryland law in effect on the date hereof and as amended from time to time; provided, however, that no change in Maryland law shall have the effect of reducing the benefits available to Indemnitee hereunder based on Maryland law as in effect on the Effective Date. The rights of Indemnitee provided in this Section 3 shall include without limitation the rights set forth in the other sections of this Agreement, including any additional indemnification permitted by Section 2-418(g) of the Maryland General Corporation Law (the “MGCL”).

Section 4. Rights to Indemnification. If, by reason of his Corporate Status, Indemnitee is, or is threatened to be, made a party to or a witness in any Proceeding, Indemnitee shall be indemnified and held harmless against all claims, threats, and any judgments, penalties, fines and amounts paid in settlement and all Expenses actually incurred by him or on his behalf unless it is established by clear and convincing evidence that (i) the act or omission of Indemnitee was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal Proceeding, Indemnitee had reasonable cause to believe that his conduct was unlawful and is convicted of a felony.

Section 5. Court-Ordered Indemnification. Notwithstanding any other provision of this Agreement, a court of appropriate jurisdiction, upon application of Indemnitee and such notice as the court shall require, may order indemnification in the following circumstances:

(a) if it determines Indemnitee is entitled to reimbursement under Section 2-418(d)(1) of the MGCL, the court shall order indemnification, in which case Indemnitee shall be entitled to recover the Expenses of securing such reimbursement; or

(b) if it determines that Indemnitee is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not Indemnitee (i) has met the standards of conduct set forth in Section 2-418(b) of the MGCL or (ii) has been adjudged liable for receipt of an improper personal benefit under Section 2-418(c) of the MGCL, in which case the court may order such indemnification as the court shall deem proper.

Section 6. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, made a party to (or otherwise becomes a participant in) any Proceeding and is successful, on the merits or otherwise, in the defense of any Proceeding, he shall be indemnified for all Expenses actually incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Employers shall hold harmless and indemnify Indemnitee under this Section 6 for all Expenses actually incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter, allocated on a reasonable and proportionate basis. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 7. Limitations on Indemnification. Notwithstanding any other provision of this Agreement (other than Section 5), Indemnitee shall not be entitled to:

(a) indemnification hereunder if the Proceeding was one by or in the right of the Employers and Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable to the Employers; it being understood and agreed for avoidance of doubt that, notwithstanding any limitation set forth in this Section 7 regarding the Employers’ obligation to provide indemnification, Indemnitee shall be entitled under Section 8 to receive advancement of Expenses hereunder with respect to any such Proceeding unless and until Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable;

(b) indemnification hereunder if Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable on the basis that personal benefit was improperly received in any Proceeding charging improper personal benefit to Indemnitee, whether or not involving action in the Indemnitee’s Corporate Status; it being understood and agreed for avoidance of doubt that, notwithstanding any limitation set forth in this Section 7 regarding the Employers’ obligation to provide indemnification, Indemnitee shall be entitled under Section 8 to receive advancement of Expenses hereunder with respect to any such Proceeding unless and until Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable;

(c) indemnification or advance of Expenses hereunder if the Proceeding was brought by Indemnitee, unless (i) the Proceeding was brought to enforce indemnification under this Agreement, and then only to the extent in accordance with and as authorized by Section 10 of this Agreement, or (ii) either Employer’s charter or Bylaws, a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors or an agreement approved by the Board of Directors to which either Employer is a party expressly provides otherwise;

(d) indemnification hereunder for (i) an accounting of profits made from the purchase or sale by Indemnitee of securities of Reis in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ii) any reimbursement of Reis by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of Reis, as required in each case under the Exchange Act (including any such reimbursements that arise pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act from an accounting restatement by Reis, or the payment to Reis of profits arising from the purchase, sale or other acquisition or transfer by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act); it being understood and agreed for avoidance of doubt that, notwithstanding any limitation set forth in this Section 7 regarding the Employers’ obligation to provide indemnification, Indemnitee shall be entitled under Section 8 to receive advancement of Expenses hereunder with respect to any related Proceeding unless and until Indemnitee is adjudged, in a final adjudication of the Proceeding not subject to further appeal, to be liable; or

(e) indemnification hereunder for any additional tax, interest or tax penalty which may be imposed on any compensation payable to Indemnitee under the Employment Agreement pursuant to the terms of either Section 409A of the U.S. Internal Revenue Code of 1986 (“Section 409A”) or Section 4999 of the U.S. Internal Revenue Code of 1986 (“Section 4999”);

it being understood and agreed, for avoidance of doubt, that the foregoing limitations on the Employers’ obligations under this Section 7 to indemnify and/or provide advancement of Expenses to Indemnitee shall in no event limit, act as a restriction on or otherwise affect (x) any indemnification, reimbursement or advancement of Expenses obligation of the Employers under the Employment Agreement, including without limitation pursuant to the terms of Section 15(b) thereof or (y) any obligations of the Employers to Indemnitee pursuant to the terms of Section 5 of the Employment Agreement relating to Section 4999 or Section 22 of the Employment Agreement relating to Section 409A.

Section 8. Advance of Expenses. The Employers shall advance all Expenses actually incurred by or on behalf of Indemnitee in connection with any Proceeding to which Indemnitee is, or is threatened to be, made a party or a witness (for avoidance of doubt, without requiring a preliminary determination of Indemnitee’s ultimate entitlement to indemnification hereunder), within ten (10) days after the receipt by the Employers of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding and may be in the form of, in the reasonable discretion of Indemnitee (but without duplication) (i) payment of such Expenses directly to third parties on behalf of Indemnitee, (ii) advancement to Indemnitee of funds in an amount sufficient to pay such Expenses or (iii) reimbursement to Indemnitee for Indemnitee’s payment of such expenses. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Employers as authorized by law and by this Agreement has been met and a written undertaking by or on behalf of Indemnitee, in substantially the form attached hereto as Exhibit A or in such form as may be required under applicable law as in effect at the time of the execution thereof, to reimburse the portion of any Expenses advanced to Indemnitee relating to claims, issues or matters in the Proceeding as to which it shall ultimately be established, by a final adjudication to which there are no further rights of appeal, that the standard of conduct for indemnification, as set forth in Section 4, has not been met and which have not been successfully resolved as described in Section 6. To the extent that Expenses advanced to Indemnitee do not relate to a specific claim, issue or matter in the Proceeding, such Expenses shall be allocated on a reasonable and proportionate basis. The undertaking required by this Section 8 shall be an unlimited general obligation by or on behalf of Indemnitee and shall be accepted without reference to Indemnitee’s financial ability to repay such advanced Expenses and without any requirement to post security therefor.

Section 9. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under Section 4 of this Agreement, Indemnitee shall submit to the Employers a written request, including such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The officer of the Employers receiving any such request from Indemnitee shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 9(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made (i) if a Change of Control has occurred, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee, which Independent Counsel shall be selected by Indemnitee and approved by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL, which approval shall not be unreasonably withheld, conditioned or delayed; or (ii) if a Change of Control has not occurred, (A) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors or, if such a quorum cannot be obtained, then by a majority vote of a duly authorized committee of the Board of Directors consisting solely of one or more Disinterested Directors or (B) if Independent Counsel has been selected by the Board of Directors in accordance with Section 2-418(e)(2)(ii) of the MGCL and approved by Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed, by Independent Counsel, in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee or (C) if so directed by a majority of the members of the Board of Directors, by the stockholders of Reis other than directors or officers who are parties to the Proceeding. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall reasonably cooperate with the Person or Persons making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such Person or Persons upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination in the discretion of the Board of Directors or Independent Counsel if retained pursuant to clause (i) or clause (ii)(B) of this Section 9(b). Any Expenses actually incurred by Indemnitee in so cooperating with the Person or Persons making such determination shall be borne by the Employers (irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Employers shall indemnify and hold Indemnitee harmless therefrom.

(c) The Employers shall pay the fees and expenses of Independent Counsel, if one is appointed.

(d) In making a determination with respect to entitlement to indemnification hereunder, the Person or Persons making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 9(a) of this Agreement, and the Employers shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.

(e) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement, conviction, a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, does not create a presumption that Indemnitee did not meet the requisite standard of conduct described herein for indemnification.

(f) The knowledge and/or actions, or failure to act, of any other director, officer, employee or agent of the Employers or any other director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other Person shall not be imputed to Indemnitee for purposes of determining any right to indemnification under this Agreement.

Section 10. Remedies of Indemnitee.

(a) If (i) a determination is made pursuant to Section 9 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advance of Expenses is not timely made pursuant to Section 8 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 9(b) of this Agreement within thirty (30) days after receipt by the Employers of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 6 of this Agreement within ten (10) days after receipt by the Employers of a written request therefor, or (v) payment of indemnification is not made within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court located in the State of Maryland or the State of New York, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advance of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within one hundred eighty (180) days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 10(a); provided, however, that the foregoing clause shall not apply to a proceeding brought by Indemnitee to enforce his rights under Section 6 of this Agreement. The Employers shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration.

(b) In any judicial proceeding or arbitration commenced pursuant to this Section 10, Indemnitee shall be presumed to be entitled to indemnification or advance of Expenses, as the case may be, under this Agreement, and the Employers shall have the burden of proving that Indemnitee is not entitled to indemnification or advance of Expenses, as the case may be.

(c) If a determination shall have been made pursuant to Section 9(b) of this Agreement that Indemnitee is entitled to indemnification, the Employers shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 10. Any Proceeding commenced by Indemnitee pursuant to this Section 10 shall be de novo with respect to all determinations of fact and law. The Employers shall, to the fullest extent not prohibited by law, be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 10 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Employers are bound by all of the provisions of this Agreement.

(d) In the event that Indemnitee, pursuant to this Section 10, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Employers, and shall be indemnified by the Employers for, any and all Expenses actually incurred by him in such judicial adjudication or arbitration. If it shall be determined in such judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advance of Expenses sought, the Expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

(e) Interest shall be paid by the Employers to Indemnitee at the maximum rate allowed to be charged for judgments under the Courts and Judicial Proceedings Article of the Annotated Code of Maryland for amounts which the Employers pay or are obligated to pay for the period (i) commencing with either the tenth day after the date on which the Employers were requested to advance Expenses in accordance with Sections 8 or 9 of this Agreement or the 60th day after the date on which the Employers were requested to make the determination of entitlement to indemnification under Section 9(b) of this Agreement, as applicable, and (ii) ending on the date such payment is made to Indemnitee by the Employers.

Section 11. Defense of the Underlying Proceeding.

(a) Indemnitee shall notify the Employers promptly upon being served with or receiving any summons, citation, subpoena, complaint, indictment, notice, request or other document relating to any Proceeding which may result in the right to indemnification or the advance of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to indemnification or the advance of Expenses under this Agreement unless the Employers’s ability to defend in such Proceeding or to obtain proceeds under any insurance policy is materially and adversely prejudiced thereby, and then only to the extent the Employers is thereby actually prejudiced.

(b) Subject to the provisions of the last sentence of this Section 11(b) and of Section 11(c) below, the Employers shall have the right to defend Indemnitee in any Proceeding which may give rise to indemnification hereunder; provided, however, that the Employers shall notify Indemnitee of any such decision to defend within fifteen (15) calendar days following receipt of notice of any such Proceeding under Section 11(a) above. The Employers shall not, without the prior written consent of Indemnitee, which shall not be unreasonably withheld or delayed, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee or (iii) would impose any Expense, judgment, fine, penalty or limitation on Indemnitee. This Section 11(b) shall not apply to a Proceeding brought by Indemnitee under Section 10 above.

(c) Notwithstanding the provisions of Section 11(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes, based upon an opinion of reputable counsel, that he may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with other defendants in such Proceeding, (ii) Indemnitee reasonably concludes, based upon an opinion of reputable counsel, that an actual or apparent conflict of interest or potential conflict of interest exists between Indemnitee and the Employers, or (iii) if the Employers fail to assume the defense of such Proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate reputable legal counsel of Indemnitee’s choice, at the expense of the Employers. In addition, if the Employers fail to comply with any of their obligations under this Agreement or in the event that the Employers or any other Person take any action to declare this Agreement void or unenforceable, or institute any Proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain counsel of Indemnitee’s choice, at the expense of the Employers (subject to Section 10(d)), to represent Indemnitee in connection with any such matter.

Section 12. Non-Exclusivity; Survival of Rights; Subrogation; Insurance.

(a) The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the charter or bylaws of the Employers, any agreement or a resolution of the stockholders entitled to vote generally in the election of directors or of the Board of Directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his Corporate Status prior to such amendment, alteration or repeal. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right or remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion of any right or remedy hereunder, or otherwise, shall not prohibit the concurrent assertion or employment of any other right or remedy.

(b) In the event of any payment under this Agreement, the Employers shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers reasonably required and take all action reasonably necessary to secure such rights, including execution of such documents as are reasonably necessary to enable the Employers to bring suit to enforce such rights.

Section 13. Insurance.

(a) The Employers will acquire and maintain directors and officers liability insurance, on terms and conditions deemed appropriate by the Board of Directors, with the advice of counsel (but in no event having a total policy amount of less than $10,000,000), covering Indemnitee for any claim made against Indemnitee by reason of his Corporate Status and covering the Employers for any indemnification or advance of Expenses made by the Employers to Indemnitee for any claims made against Indemnitee by reason of his Corporate Status. In the event of a Change of Control, the Employers shall maintain in force any and all directors and officers liability insurance policies that were maintained by the Employers immediately prior to the Change of Control for a period of 7 years after the Change of Control with the insurance carrier or carriers and through the insurance broker in place at the time of the Change of Control; provided, however, (i) if the carriers will not offer the same policy and an expiring policy needs to be replaced, a policy substantially comparable in scope and amount shall be obtained and (ii) if any replacement insurance carrier is necessary to obtain a policy substantially comparable in scope and amount, such insurance carrier shall have an AM Best rating that is the same or better than the AM Best rating of the existing insurance carrier.

(b) Without in any way limiting any other obligation under this Agreement, the Employers shall indemnify Indemnitee for any payment by Indemnitee arising out of the amount of any deductible or retention and the amount of any excess of the aggregate of all judgments, penalties, fines, settlements and Expenses actually incurred by Indemnitee in connection with a Proceeding over the coverage of any insurance referred to in clause (a) above. The purchase, establishment and maintenance of any such insurance shall not in any way limit or affect the rights or obligations of the Employers or Indemnitee under this Agreement except as expressly provided herein, and the execution and delivery of this Agreement by the Employers and the Indemnitee shall not in any way limit or affect the rights or obligations of the Employers under any such insurance policies. If, at the time the Employers receive notice from any source of a Proceeding to which Indemnitee is a party or a participant (as a witness or otherwise) the Employers have director and officer liability insurance in effect, the Employers shall give prompt notice of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies.

(c) The Employers shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable or payable or reimbursable as Expenses hereunder if and to the extent that Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 14. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is or may be, by reason of his Corporate Status, a witness or otherwise asked to participate in any Proceeding or is called upon to produce documents in connection with any such Proceeding, whether instituted by the Employers or any other party, and to which Indemnitee is not a party, he shall be advanced all Expenses and indemnified against all Expenses actually incurred by him or on his behalf in connection therewith within ten (10) days after the receipt by the Employers of a statement or statements requesting any such advance or indemnification from time to time, whether prior to or after final disposition of such Proceeding.

Section 15. Contribution. If the indemnification provided in this Agreement is unavailable in whole or in part and may not be paid to Indemnitee for any reason, other than for failure to satisfy the standard of conduct set forth in Section 4 or due to the provisions of Section 7, then, with respect to any Proceeding in which either Employer is jointly liable with Indemnitee (or would be if joined in such Proceeding), to the fullest extent permissible under applicable law, the Employers, in lieu or indemnifying and holding harmless Indemnitee, shall pay, in the first instance, the entire amount incurred by Indemnitee, whether for Expenses, judgments, penalties, and/or amounts paid or to be paid in settlement, in connection with any Proceeding without requiring Indemnitee to contribute to such payment, and the Employers hereby waive and relinquish any right of contribution it may have at any time against Indemnitee.

Section 16. Duration of Agreement; Binding Effect.

(a) This Agreement shall continue until and terminate seven (7) years after the date upon which Indemnitee ceases to be a director and employee of Reis and an employee of LLC or otherwise engaged by both Employers or any of their Affiliates; provided, that the rights of Indemnitee hereunder shall continue until the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advance of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 10 of this Agreement relating thereto.

(b) The indemnification and advance of Expenses provided by, or granted pursuant to, this Agreement shall be binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Employers), shall continue as to an Indemnitee who has ceased to be a director, trustee, officer, employee or agent of the Employers or of any other Person which such person is or was serving in any capacity at the written request of the Employers, and shall inure to the benefit of Indemnitee and his spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

(c) The Employers shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part of the business and/or assets of the Employers, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employers would be required to perform if no such succession had taken place and the Employers shall not permit any such succession to occur until such written agreement has been executed and delivered. No such assumption and agreement shall relieve the Employers of any of its obligations hereunder, and this Agreement shall not otherwise be assignable by the Employers.

(d) The Employers and Indemnitee agree that a monetary remedy for breach of this Agreement, at some later date, may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which Indemnitee may be entitled.

Indemnitee shall further be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertakings in connection therewith. The Employers acknowledges that, in the absence of a waiver, a bond or undertaking may be required of Indemnitee by a court, and the Employers hereby waive any such requirement of such a bond or undertaking.

Section 17. Obligations Joint and Several. Each of Reis and LLC acknowledges and agrees that, whether or not specifically indicated as such in the various provisions of this Agreement, the obligation to indemnify Indemnitee or to advance or pay Expenses to Indemnitee hereunder, and each other obligation of the Employers hereunder (including without limitation relating to contribution), shall be joint and several obligations of each of Reis and LLC. Reis shall at all times cause LLC to perform the terms of and fulfill its obligations under this Agreement.

Section 18. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 19. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. One such counterpart signed by the party against whom enforceability is sought shall be sufficient to evidence the existence of this Agreement.

Section 20. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 21. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 22. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a) If to Indemnitee, to: The address specified in the Employment Agreement.

(b) If to either Employer to:

Reis, Inc.

530 Fifth Avenue, 5th Floor

New York, NY 10036

Attention: General Counsel

Phone: 212-921-1122

Fax: 646-416-5911

or to such other address as may have been furnished to Indemnitee by the Employers or to the Employers by Indemnitee, as the case may be.

Section 23. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without regard to its conflicts of laws rules.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

REIS, INC.

By:	/s/ Lloyd Lynford
	Name:	Lloyd Lynford
	Title:	President & CEO
	Date:	June 13, 2013

REIS SERVICES, LLC

By:	/s/ Lloyd Lynford
	Name:	Lloyd Lynford
	Title:	CEO
	Date:	June 13, 2013

INDEMNITEE

/s/ Jonathan Garfield
Jonathan Garfield
Date:	June 13, 2013

EXHIBIT A

FORM OF AFFIRMATION AND UNDERTAKING TO REPAY EXPENSES ADVANCED

The Board of Directors of [Company]

Re: Undertaking to Repay Expenses Advanced

Ladies and Gentlemen:

This undertaking is being provided pursuant to that certain Indemnification Agreement effective July 1, 2013 by and among Reis, Inc., a Maryland corporation (“Reis”), Reis Services, LLC, a Maryland limited liability company (“LLC”; and, Reis and LLC, collectively, the “Employers”) and the undersigned Indemnitee (the “Indemnification Agreement”), pursuant to which I am entitled to advance of Expenses in connection with [Description of Proceeding] (the “Proceeding”).

Terms used herein and not otherwise defined shall have the meanings specified in the Indemnification Agreement.

I am subject to the Proceeding by reason of my Corporate Status or by reason of alleged actions or omissions by me in such capacity. I hereby affirm that at all times, insofar as I was involved as an officer or director of the Employers or any Affiliate thereof, in any of the facts or events giving rise to the Proceeding, I (1) acted in good faith and honestly, (2) did not receive any improper personal benefit in money, property or services and (3) had no reasonable cause to believe that any act or omission by me was unlawful.

In consideration of the advance of Expenses by the Employers for attorneys’ fees and related Expenses incurred by me in connection with the Proceeding (the “Advanced Expenses”), I hereby agree that if, in connection with the Proceeding, it is established by a final adjudication to which there are no further rights of appeal that (1) an act or omission by me was material to the matter giving rise to the Proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty or (2) I actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, I had reasonable cause to believe that the act or omission was unlawful and I am convicted of a felony, then I shall promptly reimburse the portion of the Advanced Expenses relating to the claims, issues or matters in the Proceeding as to which the foregoing findings have been established and which have not been successfully resolved as described in Section 6 of the Indemnification Agreement. To the extent that Advanced Expenses do not relate to a specific claim, issue or matter in the Proceeding, I agree that such Expenses shall be allocated on a reasonable and proportionate basis.

IN WITNESS WHEREOF, I have executed this Affirmation and Undertaking on this      day of             ,         .

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